Exhibit 99.1

Wynn Resorts, Limited Reports Third Quarter 2013 Results

LAS VEGAS, October 24, 2013 -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the third quarter ended September 30, 2013.

Net revenues for the third quarter of 2013 were $1,390.1 million, compared to $1,298.5 million in the third quarter of 2012. The increase was driven by a 9.6% revenue increase from our Macau operations and 1.1% higher revenues from our Las Vegas operations. Adjusted property EBITDA (1) was $435.6 million for the third quarter of 2013, an 8.2% increase from $402.6 million in the third quarter of 2012.

On a US GAAP basis, net income attributable to Wynn Resorts for the third quarter of 2013 was $182.0 million, or $1.79 per diluted share, compared to a net income attributable to Wynn Resorts of $112.0 million, or $1.11 per diluted share in the third quarter of 2012.

Adjusted net income attributable to Wynn Resorts (2) in the third quarter of 2013 was $187.0 million, or $1.84 per diluted share (adjusted EPS), compared to an adjusted net income attributable to Wynn Resorts of $149.2 million, or $1.48 per diluted share in the third quarter of 2012.

Wynn Resorts also announced today that the Company has approved a cash dividend for the quarter of $1.00 per common share. This dividend will be payable on November 21, 2013, to stockholders of record on November 7, 2013.

Macau Operations

In the third quarter of 2013, net revenues were $997.6 million, a 9.6% increase from the $910.5 million generated in the third quarter of 2012. Adjusted property EBITDA in the third quarter of 2013 was $329.1 million, up 12.6% from $292.2 million in the third quarter of 2012.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $30.3 billion for the third quarter of 2013, a 9.8% increase from $27.6 billion in the third quarter of 2012. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 3.04%, modestly above the expected range of 2.7% to 3.0% and below the 3.08% experienced in the third quarter of 2012.

Table games win in the mass market segment increased by 13.5% in the third quarter to $239.8 million. Mass market table games win per unit per day increased by 12.7% to $12,872 from $11,423 in the third quarter of 2012. Drop in the mass market segment was $630.7 million in the third quarter of 2013, down 8.1% from the September 2012 quarter, while the segment’s win percentage of 38.0% compares to 30.8% in last year’s third quarter and sequentially to 34.6% in the second quarter of 2013. Note that customers purchase mass market gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market segment should be table games win.

Slot machine handle of $1.2 billion for the third quarter of 2013 was 18.5% above the prior-year quarter, and slot win increased 2.4% compared to the prior-year period. Win per unit per day was 11.2% higher at $689, compared to $620 in the third quarter of 2012. The average number of slots in the 2013 third quarter declined by 75 machines versus the 2012 period due to various changes designed to enhance the comfort of the casino floor.

During the first half of 2013, we began a renovation of the approximately 600 guestrooms in the original Wynn Macau tower, resulting in an approximate 7% reduction in the number of available room-nights in the 2013 third quarter versus the prior-year period. We expect to complete the guestroom renovation by the end of 2013.

We achieved an average daily rate (ADR) of $310 for the third quarter of 2013, modestly above the $307 reported in the 2012 quarter. Occupancy at Wynn Macau improved to 95.8% from 94.2% in the prior-year period, and revenue per available room (REVPAR) rose 2.7% to $297 in the 2013 quarter from $289 in last year’s third quarter. Gross non-casino revenues increased 0.6% during the quarter to $97.8 million.

We currently have 501 tables (273 VIP tables, 218 mass market tables and 10 poker tables) and 884 slot machines at Wynn Macau.

Wynn Palace Project in Macau

The Company is currently constructing Wynn Palace, a full-scale integrated resort containing a 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings, and food and beverage outlets on Cotai in Macau. In February 2013, we started pre-foundation work and continue to remain on pace with the construction schedule. Additionally, in July 2013, we signed a $2.6 billion guaranteed maximum price (GMP) contract for the project’s construction. The total project budget, including construction costs, capitalized interest, land, and pre-opening expenses, is $4.0 billion. We expect to open our resort on Cotai in the first half of 2016.

During the third quarter of 2013, we invested approximately $109.9 million in our Cotai project, taking the total investment to date to $519 million.

Las Vegas Operations

For the quarter ended September 30, 2013, net revenues were $392.5 million, a 1.1% increase from $388.0 million in the third quarter of 2012. Adjusted property EBITDA was $106.5 million, down 3.5% from the $110.4 million generated in the comparable period in 2012. EBITDA margin on net revenues was 27.1% in the third quarter of 2013 compared to 28.4% in the third quarter of 2012.

Net casino revenues in the third quarter of 2013 were $161.6 million, a 3.9% increase from the third quarter of 2012. Table games drop of $676.3 million was down 0.9% compared to $682.3 million in the 2012 quarter. Table games win percentage was 22.6%, within the property’s expected range of 21% to 24% and above the 21.9% reported in the 2012 quarter. Slot machine handle of $733.5 million was 1.4% above the $723.5 million in the comparable period of 2012, while net slot win was down 1.0% due to lower hold in the 2013 quarter.

Gross non-casino revenues for the quarter were $282.7 million, 0.9% higher than in the third quarter of 2012 due to increases in the hotel and retail segments, and partially offset by lower food and beverage and entertainment revenues.

Room revenues were up 5.1% to $95.7 million during the quarter, versus $91.0 million in the third quarter of 2012. Average daily rate (ADR) was up 2.4% to $250, and occupancy improved to 87.9% from 85.7% in the third quarter of 2012. Revenue per available room (REVPAR) was $220 in the 2013 quarter, 5.0% above the $209 reported in the prior-year quarter.

Food and beverage revenues in the third quarter of 2013 were $129.0 million. Retail revenues improved 19.9% from last year’s quarter to $25.7 million, a result of reconfigurations to our retail area in the first half of 2013. Entertainment revenues declined to $17.5 million in the 2013 third quarter from $21.6 million due to a show that ended its run at the Encore Theater in November 2012.

Balance Sheet and Other

Our total cash and investments balance at September 30, 2013 was $2.7 billion. Total debt outstanding at the end of the quarter was $6.2 billion, including $3.4 billion of Wynn Las Vegas debt, $947.8 million of Wynn Macau debt and $1.9 billion at the parent company. Subsequent to the end of the 2013 third quarter, Wynn Macau, Limited issued $600.0 million of new 5.25% senior notes due in 2021.

Conference Call Information

The Company will hold a conference call to discuss its results on October 24, 2013 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and certain other non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating revenues:
Casino	$1,105,595	$1,012,841	$3,228,246	$3,015,510
Rooms	123,078	119,635	372,931	362,018
Food and beverage	152,218	156,568	461,474	452,845
Entertainment, retail and other	105,144	101,087	309,738	308,398

Gross revenues	1,486,035	1,390,131	4,372,389	4,138,771
Less: promotional allowances	(95,923)	(91,636)	(271,350)	(273,571)

Net revenues	1,390,112	1,298,495	4,101,039	3,865,200

Operating costs and expenses:
Casino	699,897	653,863	2,062,507	1,974,207
Rooms	33,646	31,944	101,020	95,193
Food and beverage	84,118	80,652	253,458	235,570
Entertainment, retail and other	45,478	46,881	128,760	144,647
General and administrative	105,026	115,785	332,316	321,512
Provision for doubtful accounts	11,325	5,283	7,104	6,068
Pre-opening costs	706	-	1,592	-
Depreciation and amortization	93,325	94,274	279,061	280,142
Property charges and other	2,613	22,721	13,571	36,547

Total operating costs and expenses	1,076,134	1,051,403	3,179,389	3,093,886

Operating income	313,978	247,092	921,650	771,314

Other income (expense):
Interest income	3,215	3,759	11,595	7,807
Interest expense, net of capitalized interest	(73,549)	(75,082)	(222,690)	(211,017)
(Decrease) increase in swap fair value	(3,525)	-	13,131	4,930
Loss on extinguishment of debt	-	(19,663)	(26,578)	(24,491)
Equity in income from unconsolidated affiliates	288	190	879	911
Other	1,123	1,249	4,385	936

Other income (expense), net	(72,448)	(89,547)	(219,278)	(220,924)

Income before income taxes	241,530	157,545	702,372	550,390

Benefit for income taxes	7,281	7,626	11,299	12,483

Net income	248,811	165,171	713,671	562,873

Less: Net income attributable to noncontrolling interest	(66,791)	(53,136)	(198,903)	(172,210)

Net income attributable to Wynn Resorts, Limited	$182,020	$112,035	$514,768	$390,663

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.81	$1.12	$5.12	$3.75
Diluted	$1.79	$1.11	$5.07	$3.71
Weighted average common shares outstanding:
Basic	100,685	99,871	100,470	104,104
Diluted	101,547	100,892	101,526	105,291

Dividends declared per common share:	$1.00	$0.50	$3.00	$1.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income attributable to Wynn Resorts, Limited	$182,020	$112,035	$514,768	$390,663
Pre-opening costs	706	-	1,592	-
Property charges and other	2,613	22,721	13,571	36,547
Decrease (increase) in swap fair value	3,525	-	(13,131)	(4,930)
Loss on extinguishment of debt	-	19,663	26,578	24,491
Adjustment for noncontrolling interest	(1,820)	(5,179)	2,227	(6,638)

Adjusted net income attributable to Wynn Resorts, Limited (2)	$187,044	$149,240	$545,605	$440,133

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.84	$1.48	$5.37	$4.18

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Three Months Ended September 30, 2013

	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$249,146	$29,099	$35,733	$313,978

Pre-opening costs	706	-	-	706
Depreciation and amortization	30,012	61,720	1,593	93,325
Property charges and other	2,337	276	-	2,613
Management and royalty fees	39,602	5,892	(45,494)	-
Corporate expenses and other	6,188	7,343	5,976	19,507
Stock-based compensation	1,115	2,149	1,940	5,204
Equity in income from unconsolidated affiliates	-	36	252	288

Adjusted Property EBITDA (1)	$329,106	$106,515	$-	$435,621

	Three Months Ended September 30, 2012

	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$214,486	$12,314	$20,292	$247,092

Depreciation and amortization	31,099	62,419	756	94,274
Property charges and other	990	21,698	33	22,721
Management and royalty fees	36,574	5,822	(42,396)	-
Corporate expenses and other	7,276	6,451	18,697	32,424
Stock-based compensation	1,736	1,548	2,566	5,850
Equity in income from unconsolidated affiliates	-	138	52	190

Adjusted Property EBITDA (1)	$292,161	$110,390	$-	$402,551

			Three Months Ended September 30,

			2013	2012

Adjusted Property EBITDA (1)			$435,621	$402,551

Pre-opening costs			(706)	-
Depreciation and amortization			(93,325)	(94,274)
Property charges and other			(2,613)	(22,721)
Corporate expenses and other			(19,507)	(32,424)
Stock-based compensation			(5,204)	(5,850)
Interest income			3,215	3,759
Interest expense, net of capitalized interest			(73,549)	(75,082)
Decrease in swap fair value			(3,525)	-
Loss on extinguishment of debt			-	(19,663)
Other			1,123	1,249
Benefit for income taxes			7,281	7,626

Net income			248,811	165,171

Less: Net income attributable to noncontrolling interest			(66,791)	(53,136)

Net income attributable to Wynn Resorts, Limited			$182,020	$112,035

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Nine Months Ended September 30, 2013

	Macau	Las Vegas	Corporate
	Operations	Operations	and Other	Total

Operating income	$716,908	$119,069	$85,673	$921,650

Pre-opening costs	1,592	-	-	1,592
Depreciation and amortization	88,835	185,425	4,801	279,061
Property charges and other	3,503	10,095	(27)	13,571
Management and royalty fees	116,478	17,720	(134,198)	-
Corporate expenses and other	19,334	23,373	17,902	60,609
Stock-based compensation	3,255	6,629	25,188	35,072
Equity in income from unconsolidated affiliates	-	218	661	879

Adjusted Property EBITDA (1)	$949,905	$362,529	$-	$1,312,434

	Nine Months Ended September 30, 2012

	Macau	Las Vegas	Corporate
	Operations	Operations	and Other	Total

Operating income	$651,757	$36,278	$83,279	$771,314

Depreciation and amortization	89,372	188,613	2,157	280,142
Property charges and other	8,924	27,590	33	36,547
Management and royalty fees	111,007	16,462	(127,469)	-
Corporate expenses and other	21,664	19,647	33,408	74,719
Stock-based compensation	1,420	4,247	8,037	13,704
Equity in income from unconsolidated affiliates	-	356	555	911

Adjusted Property EBITDA (1)	$884,144	$293,193	$-	$1,177,337

	Nine Months Ended
	September 30,

	2013	2012

Adjusted Property EBITDA (1)	$1,312,434	$1,177,337

Pre-opening costs	(1,592)	-
Depreciation and amortization	(279,061)	(280,142)
Property charges and other	(13,571)	(36,547)
Corporate expenses and other	(60,609)	(74,719)
Stock-based compensation	(35,072)	(13,704)
Interest income	11,595	7,807
Interest expense, net of capitalized interest	(222,690)	(211,017)
Increase in swap fair value	13,131	4,930
Loss on extinguishment of debt	(26,578)	(24,491)
Other	4,385	936
Benefit for income taxes	11,299	12,483

Net income	713,671	562,873

Less: Net income attributable to noncontrolling interest	(198,903)	(172,210)

Net income attributable to Wynn Resorts, Limited	$514,768	$390,663

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended

	September 30,		September 30,

	2013	2012	2013	2012

Room Statistics for Macau operations:

Occupancy %	95.8%	94.2%	95.0%	91.8%

Average Daily Rate (ADR)(a)	$310	$307	$313	$316

Revenue per available room (REVPAR) (b)	$297	$289	$297	$290

Other information for Macau operations:

Table games win per unit per day(c)	$25,927	$23,594	$25,351	$23,803

Slot machine win per unit per day(d)	$689	$620	$742	$746

Average number of table games	487	490	490	490

Average number of slot machines	879	954	864	936

Room Statistics for Las Vegas operations:

Occupancy %	87.9%	85.7%	85.9%	84.2%

Average Daily Rate (ADR) (a)	$250	$244	$259	$251

Revenue per available room (REVPAR) (b)	$220	$209	$222	$211

Other information for Las Vegas operations:

Table games win per unit per day(c)	$7,031	$7,323	$7,027	$6,397

Table Win %	22.6%	21.9%	23.7%	20.1%

Slot machine win per unit per day(d)	$258	$215	$234	$199

Average number of table games	236	221	234	220

Average number of slot machines	1,935	2,347	2,082	2,378

(a) ADR is Average Daily Rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.

(b) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.

(c) Table games win per unit per day is shown before discounts and commissions, as applicable.

(d) Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Lewis Fanger, Vice President

702-770-7555

investorrelations@wynnresorts.com